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EXHIBIT 16.1




April 30, 2008



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4.01 of Form 8-K of Reclamation Consulting and Applications, Inc. for the event that occurred on April 28, 2008, and have the following comments:

         1. We agree with the statement made in the first sentence of paragraph one as it relates to our firm. We have no basis on which to agree or disagree with the statement made in the first sentence of paragraph one not relating to our firm.

         2. We agree with the statements made in paragraphs two, three and four.

         3. We have no basis on which to agree or disagree with the statements made in the second sentence of paragraph one and paragraph five.


                                              /s/ KMJ Corbin & Company LLP

                                              KMJ Corbin & Company LLP